Exhibit 99.2

SandRidge Energy, Inc. Announces the Appointment of a New Director

OKLAHOMA CITY, Sept. 24 /PRNewswire-FirstCall/ — SandRidge Energy, Inc. (NYSE: SD) today announced the appointment of Everett R. Dobson as one of seven members of the company’s Board of Directors. The appointment of Mr. Dobson fills a vacancy in the class of Directors who stand for reelection in 2012.

Mr. Dobson founded Dobson Communications Corporation and served as its Chairman and CEO until the company was sold in 2007. He currently serves as Chairman of the Board for Dobson Technologies, a private landline, fiber optic, and data storage business based in Oklahoma City. Mr. Dobson holds a Bachelor of Arts degree in Economics from Southwestern Oklahoma State University.

Tom L. Ward, the company’s Chairman and CEO, said, “We are pleased to have Everett join the SandRidge board. His experience and expertise with public companies will be a valuable asset to our board as well as our shareholders.”

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

SandRidge Energy, Inc. is a natural gas and crude oil company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Mid-Continent, and the Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.

CONTACT:  Kevin R. White, Senior Vice President of SandRidge Energy, Inc., +1-405-429-5515